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                                                                EXHIBIT 26(d)(4)

Estate Preservation Agreement
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This agreement is a part of the policy to which it is attached; it is subject to all the terms and conditions of the policy.

What does this agreement provide?

This agreement gives you the right to purchase four-year level term insurance, without evidence of insurability, at the death of the designated insured. This insurance is payable at the second death.

Who are the designated insured and the other insured?

The designated insured and the other insured are named on page 1. Neither the designated insured nor the other insured may be changed.

What will be the maximum amount of the additional term insurance?

The maximum amount of the additional term insurance which you may purchase is shown on page 1.

When may this right be exercised?

At the death of the designated insured, you may exercise the right to purchase additional term insurance, within ninety days immediately following the death of the designated insured. This period ends at the earlier of 90 days after the death of the designated insured and the date the additional term insurance is purchased, and is called the Option Period.

How do you exercise this right?

You must notify us in writing that you are exercising the right to purchase additional term insurance. You must also provide us with:

    1.  proof satisfactory to us of the death of the designated insured; and
    2.  the amount of additional term insurance you wish to purchase; and
    3.  the increased premium due for this agreement.

When will the additional term insurance be effective?

If you exercise the right to purchase additional term insurance, that insurance will be effective at the beginning of the Option Period. The additional term insurance will remain in effect for four years from the policy anniversary next following the death of the designated insured.

When will the additional term insurance be payable?

We will pay the additional term insurance at the second death, to the beneficiary of this policy.

Can you renew or convert the additional term insurance provided by this agreement?

No. The additional term insurance provided by this agreement may not be renewed or converted.

What is the premium for this agreement?

The annual premium for this agreement is shown on page 1. If this agreement terminates, the total annual premium for this policy will be reduced by the amount shown for this agreement. If you exercise the right to purchase additional term insurance, we will adjust the policy and send you a new page 1. The adjusted policy will have an increased premium for the term insurance purchased under this agreement, which will be based on the age of the other insured of this policy at the time of the exercise and the same premium class applicable to the other insured at the time this policy was issued.

What if the second death occurs within the Option Period?

If the second death occurs within the Option Period, but not simultaneously with the death of the designated insured, we will pay the maximum amount of additional term insurance shown on page 1 to the beneficiary of this policy.

Will we pay the additional term insurance if the second death and the death of the designated insured occur simultaneously?

No. If the second death and the death of the designated insured occur simultaneously or under circumstances which make it impossible to determine the order of their deaths, we will not pay the additional term insurance under this agreement.

When will this agreement terminate?

This agreement will terminate on the earliest of:

    1. the date any premium due for this agreement remains unpaid at the end of the grace period; or
    2.  the date this policy is surrendered or terminates; or
    3.  the date we receive your written request to cancel this agreement; or
    4. the end of the Option Period, if you do not exercise your right to purchase additional term insurance within the Option Period; or
    5. four years after the next policy anniversary following the death of the designated insured, if you exercise your right to purchase additional term insurance within the Option Period; or
    6.  the termination date for this agreement shown on page 1; or
    7.  the date of the death of the other insured.

04-943 Estate Preservation Agreement            Minnesota Life Insurance Company

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This agreement is effective as of the original policy date shown on page 1.

    /s/ Dennis E. Prohofsky                          /s/ Robert L. Senkler
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          Secretary                                        President